DAKOTA GOLD (CANADA) SERVICES CORP.

EMPLOYMENT AGREEMENT

 EMPLOYMENT AGREEMENT (this "Agreement") dated as of April 19, 2024, between Dakota Gold (Canada) Services Corp., a British Columbia corporation (the "Company"), and Shawn Campbell (the "Employee").

W I T N E S S E T H

 WHEREAS, the Company desires to continue to employ the Employee as the Chief Financial Officer of the Company; and

 WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee's continued employment with the Company.

 NOW, THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Financial Officer of the Company. In addition, the Employee will provide Chief Financial Officer and other management services for Dakota Gold Corp. ("Dakota Gold"), a Nevada company, pursuant to and in accordance with the terms of a Management Services Agreement between the Company and Dakota Gold (the "Services Agreement"). In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee that are not inconsistent with the Employee's position as Chief Financial Officer of the Company. The Employee acknowledges that they are a fiduciary of the Company and Dakota Gold and agrees to abide by and fulfill their fiduciary obligations both during and following the termination of their employment with the Company. The Employee's principal place of employment with the Company shall be in Vancouver, British Columbia, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee is permitted to work remotely on a schedule at the Employee's discretion, provided the Employee is able to complete his duties under this Agreement. The Employee shall report directly to Chief Executive Officer.

(b) During the Employment Term, the Employee shall devote all of the Employee's business time, energy, business judgment, knowledge and skill and the Employee's best efforts to the performance of the Employee's duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board of Directors of Dakota Gold (the "Board"), other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee's passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee's duties hereunder or create a potential business or fiduciary conflict. Nothing in this Agreement shall be interpreted to prevent the Employee from providing executive services, exclusively on behalf of and through the Company, to Dakota Gold pursuant to the Services Agreement.

2. EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for an indefinite period commencing as of the date hereof (the "Effective Date"). The Company agrees to recognize the Employee's prior service with Dakota Territory Resource Corp. beginning on or about June 1, 2021 and that such prior service shall be recognized for all purposes. Notwithstanding the foregoing, the Employee's employment hereunder may be terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Employee's employment hereunder shall be referred to herein as the "Employment Term."

3. BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of not less than US$225,000, payable in CDN dollars at the then prevailing exchange rate in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee's Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be adjusted from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute "Base Salary" for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company's annual bonus plan as may be in effect from time to time (the "Annual Bonus") based on a target bonus opportunity of at least 50% of the Employee's Base Salary (the "Target Bonus"), upon the attainment of one or more pre-established performance goals established by the Board or Dakota Gold's Compensation Committee (the "Committee") in its sole discretion. The Employee acknowledges that (i) there is no expectation that there will be any guaranteed payment of an Annual Bonus; (ii) the amount the Employee may receive as an Annual Bonus may change from year to year; (iii) the terms of the Annual Bonus may change at the sole discretion of the Company; and (iv) any Annual Bonus payments are subject to applicable deductions and withholdings.

5. STOCK INCENTIVE PLAN. You will be eligible to participate in Dakota Gold's securities-based compensation plans, including its 2022 Stock Incentive Plan, and will receive long-term incentive compensation as determined by the Committee in its sole discretion.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Employee shall be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives and employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Employee's participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) VACATIONS. During the Employment Term, the Employee shall be entitled to four weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company's policy on accrual and use applicable to employees as in effect from time to time, without carryforward of unused vacation time from any calendar year to any future calendar year, except as required by applicable law. Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company and prior approval of the Chief Executive Officer.

(c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company's expense reimbursement policy, for all reasonable out-of-pocket business and entertainment expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee's duties hereunder, including all travel expenses, parking, cell phone, laptop, and entertainment expenses.

7. TERMINATION. The Employee's employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon 10 days' prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, "Disability" shall be defined as the inability of the Employee to have performed the Employee's material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period, as determined by the Board in its reasonable discretion.

(b) DEATH. Automatically upon the date of death of the Employee.

(c) CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. "Cause" shall mean:

(i) the continued failure by the Employee to substantially perform his duties with the Company after a written demand for substantial performance is delivered to the Employee by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that the Employee has not substantially performed his duties, and the Employee demonstrably fails to cure such failure within 30 days after receipt of such demand;

(ii) the engaging by employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (including the Board's determination of conduct that constitutes a violation of any securities laws in the United States or Canada, whether federal, state or provincial);

(iii)  the Employee's conviction for the commission of a felony;

(iv) action by the Employee toward the Company involving dishonesty; or

(v) the existence of just cause for termination of employment at common law.

(d) WITHOUT CAUSE. Immediately upon termination of the Employee by the Company without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason; provided, however, that the Employee may only terminate the Employee's employment with the Company for Good Reason to the extent that such Good Reason occurs within three months prior to, or within 12 months after, a Change in Control (as defined in Dakota Gold's incentive equity plan, as in effect from time to time) (such period, the "Change in Control Period"). "Good Reason" shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i) material diminution in the Employee's Base Salary as a result of the Change in Control;

(ii) material diminution in the Employee's duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law) as a result of the Change in Control; or

(iii) requirement to relocate the Employee's primary work location by more than 50 miles from its then current location as a result of the Change in Control.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of the Company's 30-day cure period described above. Otherwise, any claim of such circumstances as "Good Reason" shall be deemed irrevocably waived by the Employee.

(f) WITHOUT GOOD REASON. Upon four weeks' prior written notice by the Employee to the Company of the Employee's voluntary resignation of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Employee's employment and the Employment Term ends on account of the Employee's death, the Employee or the Employee's estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iv) hereof to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination;

(iii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv) any accrued but unused vacation pay; and

(v) all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(v) hereof shall be hereafter referred to as the "Accrued Benefits").

(b) DISABILITY. In the event that the Employee's employment and/or Employment Term ends on account of the Employee's Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Employee's employment is terminated (x) by the Company for Cause, or (y) by the Employee without Good Reason, the Company shall pay to the Employee the Accrued Benefits other than the benefit described in Section 8(a)(ii) hereof.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee's employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 26 hereof:

(i) the Accrued Benefits;

(ii) subject to the Employee's continued compliance with the obligations in Sections 9, 10 and 11 hereof, a pro-rata portion of the Employee's Annual Bonus for the fiscal year in which the Employee's termination occurs based on the estimated actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Company and the denominator of which is 365);

(iii) subject to the Employee's continued compliance with the obligations in Sections 9, 10 and 11 hereof, an amount equal to the sum of (A) one and a half times (1.5x) the Employee's Base Salary and (B) one and a half times (1.5x) the amount of the Employee's Annual Bonus deemed to equal 75% of the Base Salary; and

(iv) any stock options or any other equity or any other incentive units granted to the Employee by Dakota Gold, whether currently outstanding or granted in the future, as of the date of termination, shall become fully vested (with performance-based awards earned at "target") and notwithstanding any term of Dakota Gold's plans to the contrary, stock options shall remain exercisable for their original term granted and shall not terminate due to the Employee's termination. The terms of any stock option agreement or other equity incentive agreement between the Employee and Dakota Gold shall be deemed amended to reflect the terms of this section.

Except as set out in this Section 8(d), no further amounts, benefits or entitlements will be payable to the Employee whether pursuant to statute, the common law, or otherwise, in respect of the termination of the Employee's employment for any reason. For certainty, in no event will the Employee receive less than their minimum employment standards entitlements in connection with the termination of their employment.

(e) EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Employee's rights under this Agreement and any other claims that the Employee may have in respect of the Employee's employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee's sole and exclusive remedy, in lieu of all other remedies under statute or at common law with respect to the termination of the Employee's employment hereunder or any breach of this Agreement.

9. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than amounts described in Section 8(a)(iii) hereof) in excess of amounts required to be paid as required by the applicable employment standards legislation, shall only be payable if the Employee delivers to the Company a general release of claims in favor of the Company substantially in the form attached hereto as Schedule A. Such release shall be executed and delivered within 7 days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Employee's employment with the Company, the Employee has had and will continue to have access to Confidential Information. For purposes of this Agreement, "Confidential Information" means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee's assigned duties and for the benefit of the Company, either during the period of the Employee's employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company's and its subsidiaries' and affiliates' part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee's employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) NONSOLICITATION; NONINTERFERENCE.

(i) During the Employee's employment with the Company and for a period of 1 year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee's duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(b)(i) while so employed or retained and for a period of 6 months thereafter.

(ii) Notwithstanding the foregoing, the provisions of this Section 10(b) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Employee serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates so long as such reference is not for an entity that is employing or retaining the Employee, or (C) actions taken by any person or entity with which the Employee is associated if the Employee is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting.

(c) NONDISPARAGEMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its affiliates, officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee's duties to the Company while the Employee is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, examinations for discovery in connection with such proceedings).

(d) INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee's work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee's duties with the Company or on the Employee's own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the "Inventions"). The Employee will keep full and complete written records (the "Records"), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company's request. The Employee irrevocably conveys, transfers, quit-claim and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee's name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications"). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company's rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company's benefit, all without additional compensation to the Employee from the Company, but entirely at the Company's expense.

(ii) In addition, the Inventions will be deemed "works made in the course of employment", as such term is defined under the Section 13(3) of the Canadian Copyright Act, on behalf of the Company and the Employee agrees that the Company will be deemed first owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be "works made in the course of employment", or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby grants the Company an exclusive, fully paid up, royalty-free, transferable, irrevocable, perpetual, worldwide license (with rights to sublicence) to use, exploit and practice such non-assignable Inventions. The Employee irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee's right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called "moral rights" with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee's service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee's benefit by virtue of the Employee being an employee of or other service provider to the Company.

(iii) The parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, provincial, and local government officials, or to legal counsel, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(e) RETURN OF COMPANY PROPERTY. On the date of the Employee's termination of employment with the Company for any reason (or at any time prior thereto at the Company's request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee's rolodex and similar address books provided that such items only include contact information.

(f) REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10. It is also agreed that each of the Company's affiliates will have the right to enforce all of the Employee's obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.

(g) REFORMATION. If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted.

(h) TOLLING. In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Employee's employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee's employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee's employment with the Company (collectively, the "Claims"). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is an adverse party) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee's legal counsel and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee's duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company's counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 11.

12. WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal, provincial or local law or regulation to any governmental agency or entity, or making other disclosures under the whistleblower provisions of federal, provincial, or local law or regulation. The Employee does not need the prior authorization of the Company or Dakota Gold to make any such reports or disclosures and the Employee shall not be not required to notify the Company or Dakota Gold that such reports or disclosures have been made.

13. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Employee of Section 10 or Section 11 hereof, any amounts not yet paid pursuant to section 7(d) will not be paid except as required by applicable law.

14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the email address) shown
in the books and records of the Company.

If to the Company:

Dakota Gold (Canada) Services Corp.

106 Glendale Drive, Suite A

Lead, South Dakota 57754

Attention: Chief Executive Officer

Email: notices@dakotagoldcorp.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

18. WAIVER. Failure to require compliance with any provision or condition provided under this Agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision of condition by either party at any other time.

19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Employee's good faith performance of the Employee's duties and obligations with the Company. This obligation shall survive the termination of the Employee's employment with the Company.

21. LIABILITY INSURANCE. The Company shall cover the Employee under directors' and officers' liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

22. RESIGNATION AS DIRECTOR AND/OR OFFICER: Upon termination of employment for any reason, the Employee shall cease to be and shall immediately resign as an officer or director of the Company and any of its affiliates.

23. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the Province of British Columbia.

24. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board or the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

25. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee's part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee's duties and obligations hereunder.

26. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such statutory withholdings as may be required to be withheld pursuant to any applicable law or regulation.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, representations, understandings and agreements whether verbal or written between the parties with respect to the subject-matter hereof.

28. MODIFICATIONS. Any modifications of this Agreement will be effective only if it is in writing and signed by both parties.

29. ACKNOWLEDGMENTS. The Employee acknowledges that they have had sufficient time to review this Agreement thoroughly, understands the terms of this Agreement and their obligations hereunder; and they have been given an opportunity to obtain independent advice concerning the interpretation and effect of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY By: "Jonathan Awde" Name: Jonathan Awde Title: President & Chief Executive Officer

EMPLOYEE "Shawn Campbell" SHAWN CAMPBELL

Schedule A

Form of General Release

1. RELEASE

In consideration of the payments made to me by Dakota Gold (Canada) Services Corp. pursuant to my Employment Agreement dated [⬤] in the amount of $⬤, less required withholdings], do for myself and my heirs, executors, administrators and assigns, (hereinafter collectively referred to as "I"), forever release, remise and discharge Dakota Gold (Canada) Services Corp., its parent, successors, assigns, subsidiaries and affiliates and their officers, directors, employees, servants and agents (hereinafter collectively referred to as the "Company"), jointly and severally from any and all actions, causes of actions, contracts, (whether express or implied), claims and demands for damage, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law, in equity, or pursuant to statute, which against the Company, I ever had, now have, or can hereafter have by reasons of or existing out of any causes whatsoever existing up to and inclusive of the date of this Release, including, but without limiting the generality of the foregoing:

(a) my employment agreement dated ⬤;

(b) my hiring by, or my employment with the Company and the termination thereof;

(c) any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, overtime pay, commissions, bonuses, interest, expenses, RSP, pension, performance warrants, stock options, allowances, incentive payments, or any other benefits arising out of my employment with the Company;

(d) loss of position, status, future job opportunity, or reputation; and,

(e) any and all claims arising out of or by virtue of the British Columbia Human Rights Code (having discussed or otherwise canvassed any and all human rights complaints, concerns or issues arising out of or with respect to my relationship with the Company).

2. NO ADMISSION

I acknowledge that the payment given to me pursuant to the above paragraph does not constitute any admission of liability by the Company, said liability in fact being denied.

3. INDEMNITY FOR TAXES, ETC.

I further agree that I will save harmless and indemnify the Company from and against all claims, charges, taxes, interest or penalties and demands which may be made by the appropriate taxing authorities in Canada and British Columbia requiring the Company to pay income tax, charges or penalties under the applicable statutes and regulations in respect of income tax payable by me for services that I rendered to the Company; and in respect of any and all claims, charges, taxes, interest, or penalties and demands which may be made on behalf of or related to governmentally regulated or other employment insurance or pension plan programs.

4. EMPLOYMENT STANDARDS ACT

I acknowledge that this settlement is intended to be inclusive of, and not in addition to, any benefits, allowances, obligations or claims prescribed by, arising out of or by virtue of the British Columbia Employment Standards Act. I further acknowledge receipt of all wages, damages, overtime pay, vacation pay, general and statutory holiday pay, and pay in place of notice of termination of employment that I am entitled to by virtue of the Employment Standards Act.

5. BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that the consideration paid to me includes full compensation and consideration for loss of employment benefits and that my short term and long term disability benefits have ceased effective [date], and all other benefits cease effective [date]. I expressly declare, that I have no claim of any nature or kind to any entitlement whatsoever arising under or from any group health or welfare insurance policy maintained by the Company for the benefit of its employees including disability or life insurance plans and hereby release the Company from any further obligations or liabilities arising from my employment benefits. I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges where applicable with respect to benefits. In the event that I become disabled, I covenant not to sue the Company for insurance or other benefits, or for loss of benefits.

6. NON-DISCLOSURE

I agree that I will not divulge or disclose directly or indirectly the contents of this Release or the terms of settlement relating to the termination of my employment with the Company to any person, including but without limiting the generality of the foregoing, to employees or former employees of the Company, except my legal and financial advisors, and my spouse, on the condition that they maintain the confidentiality thereof, or as required by law.

7. SOCIAL MEDIA

I will ensure that my employment status on all social media sites on which I hold an account or am a member, including without limitation LinkedIn, Facebook, Instagram and Twitter, does not indicate or otherwise suggest that I am a current employee of the Company.

8. CONFIDENTIALITY

I recognize and acknowledge that during my employment with the Company I had access to certain confidential and proprietary information, the disclosure of which could be harmful to the interests of the Company. I acknowledge that I have taken and will in future take appropriate precautions to safeguard the confidential information of the Company.

I recognize and agree that all written and electronic drawings, manuals, letters, notebooks, reports records and similar collections of confidential and proprietary information of the Company (hereinafter collectively called "Documents"), are the property of the Company and I expressly acknowledge and it is a condition of the payment of the consideration, that I have delivered all such Documents to the Company.

9. UNDERSTANDING

And I hereby declare that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and the terms of settlement which have been agreed to by myself and the Company and I fully understand them. I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

10. NON-DISPARAGING

I agree that I will not make any statements, written or verbal, nor cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputations, practices or conduct of the Company, its shareholders, officers, directors, employees, agents, advisors, partners, affiliates or consultants.

11. FURTHER CLAIMS

I agree not to make claim or take proceedings against any other person, corporation or entity, that might claim contribution or indemnity under the provisions of any statute or otherwise against the Company.

12. COMPLETE AGREEMENT

It is understood by the Company and I that this Release contains the entire agreement between us with respect to the subject matter hereof and that the terms of this Release are contractual and not a mere recital.

DATED at the City of __________, in the Province of British Columbia, this ____ day of _________________, 20___.

Witness (Signature)	[EMPLOYEE NAME]

Witness (Print)

Witness (Address)